UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PACKETEER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PACKETEER, INC.

INFORMATION REGARDING PROPOSAL 2 —
AMENDMENTS TO THE 1999 STOCK INCENTIVE PLAN
May 17, 2005

Brief Description

Packeteer proposes to amend its 1999 Stock Incentive Plan to : (i) authorize the grant of performance shares and performance unit awards; (ii) permit restricted stock and restricted stock unit awards without requiring that the Company receive payment of 100% of the fair market value of shares to be issued under such awards; and (iii) establish limits on the maximum annual aggregate number of shares or dollar value for which any such award may be granted to an employee.

The principal purpose of the amendments is to provide Packeteer with additional flexibility to use restricted stock as an employee incentive in light of the change in accounting rules for share-based payments under FAS 123R.

In addition, the amendments achieve the following:

•	Eliminate the current express authorization of option re-pricing and add a prohibition of option re-pricing without stockholder approval.

•	Eliminate the current provision authorizing company loans to exercise options.

•	Add performance-based awards to the plan: performance shares and performance units.

•	Submit for stockholder approval the performance criteria and maximum award sizes to preserve the Company’s full tax deduction under Internal Revenue Code Section 162(m).

ISS Analysis

ISS has recommended a vote against the amendments based upon the erroneous assertion that the amendments are the equivalent to allowing the Company to grant stock options at a price below fair market value. ISS focused on the plan amendment that would eliminate the requirement that the Company receive consideration equal to 100% of the FMV of shares issued under restricted stock and restricted stock unit awards. ISS recommended a vote against because they determined that since no payment was required for restricted stock this would result in an excessive cost for shareholders. The ISS report states:

“This proposal would not reserve additional shares for issuance under the plan. Instead, the amendment would lower the exercise price applicable to nonqualified stock options. Specifically, the exercise price, as a percentage of fair market value at grant date, would be reduced to 0% from 100%. As a result, the spread between the exercise price and the market price of the underlying stock is widened and the amount of money collected by the company at the time of exercise is reduced. Therefore, approval of this amendment could allow for greater shareholder value transfer.”

The statement in the ISS Proxy Analysis that the plan amendment “lowered the exercise price applicable to nonqualified stock options” is simply incorrect. The plan continues to require the exercise price of all options to be at least 100% of fair market value.

ISS is also incorrect in its assertion that the amendments to the plan will “intuitively” increase the plan’s cost.

•	The amendments do not authorize any additional shares. The amendments do not modify the existing evergreen provision, which was previously approved by the shareholders. Such provision will not be changed whether or not the amendments are approved.

•	The Company already has the ability under the plan to issue restricted stock without any monetary consideration. Without the amendments, the Company already may grant shares for past services or grant restricted stock units that provide for settlement on the vesting date, after sufficient services have been rendered. The proposed amendments only eliminate a procedurally unnecessary and cumbersome provision that restricts the Company’s flexibility in using restricted stock.

Conclusion

Failure to approve the plan amendments is not in the stockholders’ best interests because:

•	It will impede the Company from making the most efficient use of the available plan shares under the new accounting rules of FAS 123R when they become applicable to the Company.

•	It will leave intact the provision allowing the company to re-price options without stockholder approval.

•	It will prevent the company from granting performance-based awards that preserve tax deductibility under Internal Revenue Code Section 162(m).

In summary, ISS failed to follow its position, articulated in ISS US Corporate Governance Policy 2005 Updates on “bundled plan amendments.” The amendments to the 1999 Stock Incentive Plan improve its features and do not increase the plan’s cost to stockholders.